Term sheet no. 1 to

Prospectus supplement dated May 30, 2006

Prospectus dated May 30, 2006

Registration Statement no. 333-134553

Dated October 23, 2007

Rule 433

Synthetic Convertible Notes
Indicative Terms and Conditions as of October 23, 2007
Synthetic Convertible Securities

Lehman Brothers Holdings Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and
Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated May 30, 2006, the prospectus supplement dated May 30, 2006, the synthetic convertible prospectus supplement dated October 5, 2006 and other documents Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about
Lehman Brothers Holdings Inc. and this offering. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in this offering. You may get these documents and other documents Lehman Brothers
Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman
Brothers Holdings Inc.” as a search term. Alternatively, Lehman Brothers Inc. or any other dealer participating in the offering will arrange to send you the prospectus, prospectus supplements and final pricing supplement (when completed) if you request it by calling your Lehman Brothers sales representative, such other dealer or 1-888-603-5847.

Contact Information: Bill Gavaris Lehman Brothers Inc. 745 7th Avenue New York, NY 10019 TEL 212-526-5614 gavaris@lehman.com	General Issue Terms
	Issuer:	Lehman Brothers Holdings Inc. (A+/A1/AA-)*
	Issue Type:	Registered medium term notes (equity-linked)
	Securities Offered:	Synthetic Convertible Notes (the “Notes”) with payment at maturity linked to the performance of the Reference Equity
	Currency:	USD
	Maturity:	October 30, 2012 (5 years after the Settlement Date)
	Principal Amount:	$1,000 per Note, and in the aggregate, $3,650,000
	Purchased Amount:	$1,120 per Note, and in the aggregate, $4,088,000; i.e. note buyer is purchasing 3,650 Notes at a premium of 112.00%
	Denominations:	$1,000 and integral multiples thereof
	Issue Price:	112% ($1,120 per Note)

Interest
	Interest Rate:	2.40%, calculated on a 30/360 day basis
	Interest Payment Dates:	Semi-annually, on the 30th calendar day of each April and October, beginning on April 30, 2008.
	Interest Record Date:	15 calendar days prior to each Interest Payment Date

Calculation of Payment at Maturity
	Reference Equity:	The common stock of Icahn Enterprises LP (“IEP”)
	Conversion Premium:	23.56%
	Threshold Value:	$159.8001 (123.56% of the Initial Execution Price)
	Initial Execution Price:	$129.33 per share of the Reference Equity
	Conversion Ratio:	6.2578 ($1,000 divided by the Threshold Value)
Payment at Maturity:

For each Note, the greater of the following amounts, which may be paid in cash or settled in shares of the Reference Equity:

(i)     $1,000, plus accrued but unpaid interest; and

(ii)    The Alternative Redemption Amount, plus accrued but unpaid interest

* Lehman Brothers Holdings Inc. is rated A+ by Standard & Poor’s, A1 by Moody’s and AA- by Fitch. A credit rating reflects the creditworthiness of Lehman Brothers Holdings Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.
Each rating should be evaluated independently of any other rating. The creditworthiness of the issuer does not affect or enhance the likely performance of the investment other than the ability of the issuer to meet its obligations.

	Alternative Redemption Amount:	The Alternative Redemption Amount per $1,000 Note will equal $1,000, multiplied by a ratio determined by dividing (a) the Settlement Value on the Valuation Date by (b) the Threshold Value.
Synthetic Convertible Securities Contact Information:	Redemption Details
Redemption Option:

On or after the Earliest Redemption Date, Issuer may redeem, on not less than 30 days’ (or such other period specified in the relevant pricing supplement) prior written notice, each $1,000 Note at a price equal to the amount that would be payable to the Buyer at maturity, but with the Settlement Value based on the closing price of the Reference Equity, on the date notice of redemption is given, plus any accrued but unpaid interest.

Bill Gavaris Lehman Brothers Inc. 745 7th Avenue New York, NY 10019 TEL 212-526-5614 gavaris@lehman.com	Earliest Redemption Date:	3 years after Trade Date
Repurchase Rights
Repurchase Option:

On any business day during the Repurchase Period, the Buyer has the right to irrevocably tender each $1,000 Note in exchange for a number of shares of the Reference Equity equal to the Conversion Ratio (plus cash in lieu of fractional shares, calculated using the Settlement Value on the Valuation Date, which will be the third Business Day prior to the Repurchase Date). To exercise the Repurchase Option, the Buyer must complete a “Notice of Exchange” and deliver it to the Issuer. If the Buyer exercises its Repurchase Option, the Issuer will deliver to the Buyer shares of the Reference Equity equal to the Conversion Ratio (which may have a market value greater or less than $1,000 per $1,000 Note), plus cash in lieu of fractional shares, plus any accrued but unpaid interest, on the Repurchase Date.

	Repurchase Period:	Trade Date to and including the eighth business day prior to the Stated Maturity Date
	Repurchase Notice Period:	8 business days
	Repurchase Date:	The eighth business day following the business day when the “Notice of Exchange” is delivered to the Issuer.
Settlement Details
	Settlement Type:	Cash or physical on the Stated Maturity Date at the option of the Issuer Mandatory physical on any Repurchase Date, Cash if the Issuer exercises the Redemption Option
	Settlement Value:	Closing level of the Reference Equity on the Valuation Date multiplied by the Multiplier

	Base Dividend:	$0.15, which is the most recent quarterly dividend paid by the Reference Equity
Synthetic Convertible Securities	Multiplier:	The initial Multiplier is 1.00. The Multiplier is subject to adjustment under various circumstances, including if the Reference Equity pays a dividend different from the Base Dividend. Please refer to the prospectus supplement for further details.
Dates
	Trade Date:	October 23, 2007
Contact Information:	Settlement Date/Issue Date:	October 30, 2007 (5 business days after the Trade Date)
	Stated Maturity Date:	October 30, 2012 (5 years after the Settlement Date)
Bill Gavaris Lehman Brothers Inc. 745 7th Avenue New York, NY 10019 TEL 212-526-5614 gavaris@lehman.com	Valuation Date:

The third business day prior to the Stated Maturity Date or, in the case of the exercise of the Issuer’s Redemption Option, the date that notice of redemption is given or, in the case of the exercise of the Buyer’s Repurchase Option, the date that is a number of business days equal to the Determination Period specified in the relevant pricing supplement before the Repurchase Date, in each case subject to postponement if a market disruption event occurs.

	Determination Period:	Three business days
Other Information
	Listing:	The Notes will not be listed
	Quotation Exchange:	For the Notes: None For the Reference Equity: New York Stock Exchange
	TRACE Eligibility:	Yes
	Business Days:	New York
	Calculation Agent:	Lehman Brothers Inc.
	Trustee:	Citibank N.A.
	Adjustments:	Detailed provisions specifying the adjustments to be made to the terms and conditions of the Notes upon the occurrence of a market disruption event or an adjustment event in relation to the Reference Equity shall be contained in the prospectus supplement (including any applicable pricing supplement) relating to the Notes. All purchases of Notes are deemed to be subject to the terms thereof.
	CUSIP Number:	5249083L2
	ISIN Number:	US5249083L27
	Clearing:	DTC
	ADP Description:	LBH “IEP” Syn Convert Synthetic Convertible on IEP 123.56%-Conv Price Dec12-MAT